EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statements (No. 333-149450, No. 333-124818, No. 333-52766) on Form S-8 of our report dated June 14, 2013, relating to the statements of net assets available for benefits of the Garmin International, Inc. 401(k) and Pension Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Garmin International, Inc. 401(k) and Pension Plan.

/s/ Mayer Hoffman McCann P.C.

Leawood, Kansas

June 14, 2013